Exhibit 10.1

3400 Bridge Parkway, Suite 200

Redwood Shores, CA 94065

Tel: +1 (650) 345-9000

Fax: +1 (650) 345-9004

www.imperva.com

August 9, 2015

Geraldine Elliott

Dear Gerri:

Imperva, Inc. (the “Company”) is pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”), effective as of the date on which you execute and return this letter agreement (this “Agreement”). As a Board member, you will be responsible for attending any scheduled Board meetings in person or by telephone. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters. We would also appreciate your assistance in helping us gain access to individuals and organizations that may be helpful to the Company’s objectives.

In exchange for your services, you will be granted (1) a nonqualified stock option to purchase shares of common stock equal to a Black-Sholes value on the date of grant of $130,000 at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant (the “Option”), and (2) restricted stock units with a number of shares equal to $130,000 divided by the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant (the “RSUs”). The Option and the RSUs will vest annually in equal installments over three years of service as a Board member. In addition, at or around the time of the Company’s annual stockholders meeting, the Company’s current policy is to grant (1) a nonqualified stock option to purchase shares of common stock equal to a Black-Sholes value on the date of grant of $65,000 at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant, and (2) restricted stock units with a number of shares equal to $65,000 divided by the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant, with such grants vesting as to 100% on the one-year anniversary of such grants. Further, the Option and the RSUs, together with any annual grants, shall become fully vested upon any merger, acquisition or any other event which causes a change of control.

In addition, you will receive an annual retainer of $40,000 for your service as a Board member. The Company also pays an annual retainer for participation on Board committees as follows:

	Chairperson	Member
Audit Committee	$16,000	$8,000
Compensation Committee	$12,000	$6,000
Nominating and Corporate Governance Committee	$7,500	$3,750

All fees are payable quarterly in arrears.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company’s generally applicable policies.

The Company has adopted a form of director and officer indemnification agreement and will enter into such an agreement with you. In addition, the Company has obtained directors and officers (“D&O”) insurance and it will extend all such D&O insurance benefits to protect you in your role as a director of the Company.

In connection with your Board services, we expect that the Company and its agents will disclose technical, business, or financial information to you, including (without limitation) the identity of and information relating to customers or employees and information the Company has received and in the future will receive from third parties that is subject to a duty from the Company to maintain the confidentiality of such information and to use it only for certain limited purposes (“Confidential Information”). To the extent such Confidential Information is not generally publicly known or otherwise previously known by you without an obligation of confidentiality, you agree not to use such Confidential Information (except in connection with your Board services) or disclose such Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of such Confidential Information. When you cease to be a Board member, you must return all Confidential Information to the Company.

As a precautionary matter and to avoid any conflicts of interest, we ask that you inform the Company of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with Company, so that we may come to a quick and mutually agreeable resolution. By signing this Agreement you also represent and warrant that neither this Agreement nor the performance thereof will conflict with or violate any obligation of yours or right of any third party, and further that you will not disclose any third party proprietary or confidential information to the Company in connection with your Board services.

This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of laws. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersede in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us.

I am excited about you joining our Board and look forward to working with you to help make the Company a truly great and prosperous company. Please acknowledge your receipt of and agreement with this Agreement by signing and dating this Agreement and returning it to me.

Very truly yours,

IMPERVA, INC.

Anthony Bettencourt
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Geraldine Elliott
Geraldine Elliott

8/9/15
Date